EXHIBIT 23.1

                                   CONSENT OF
                               FARBER & HASS, LLP
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Remedent, Inc.
Xavier de Cocklaan 42
9831 Deurle, Belgium

We consent to the use of our report dated May 28, 2004, except Note 2 as to which the date is January 20, 2005 with respect to the consolidated financial statements of Remedent, Inc. as of March 31, 2004 and for the year then ended, in the Amendment No. 1 to the Registration Statement on Form SB-2 (the "Registration Statement") and related Prospectus of Remedent, Inc., filed with the Securities and Exchange Commission on or about October 26, 2005 We further consent to the reference to our firm under the heading "Experts" in the Registration Statement.


/s/ FARBER & HASS LLP

FARBER & HASS LLP

Camarillo, California
Dated: October 21, 2005